Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-156562 on Form S-3 of our report dated March 7, 2013, relating to the consolidated financial statements and financial statement schedules of Behringer Harvard REIT I, Inc. (the “Company”) appearing in this Annual Report on Form 10-K of Behringer Harvard REIT I, Inc. for the year ended December 31, 2012.

/s/ Deloitte & Touche LLP
Dallas, Texas
March 7, 2013